Exhibit 23










         REPORT AND CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Community Bankshares Incorporated
Petersburg, Virginia

We hereby consent to the incorporation by reference in this annual report on Form 10-K of Community Bankshares Incorporated for the year ended December 31, 1996, of our report dated January 17, 1997, which appears on page 4 of the annual report to shareholders for the year ended December 31, 1996.

The audit referred to in the above mentioned report also included the related financial schedules for the three years ended December 31, 1996, 1995, and 1994, listed in the accompanying index. In our opinion, such financial schedules present fairly the information required to set forth therein.





                                             /s/ Mitchell, Wiggins & Company LLP
March 21, 1997
Petersburg, Virginia

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